Exhibit 99.1

PROPHASE LABS, INC. COMPLETES SALE OF COLD-EEZE® BUSINESS TO MYLAN

DOYLESTOWN, Pennsylvania – March 29, 2017 - ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com), a diversified natural health medical science company (the “Company”), announced today that it has completed the sale of its Cold-EEZE® business to a wholly-owned subsidiary of Mylan N.V. (“Mylan”) for $50 million before taking into account taxes, transaction costs and related deal expenses, restructuring costs and post-closing escrow requirements.

The proposed sale, which was announced on January 9, 2017, was approved by the Company’s stockholders at a special meeting on March 29, 2017, and closed effective March 29, 2017, following the special meeting.

Under the terms of the asset purchase agreement, Mylan purchased substantially all of the Company’s assets and other rights relating to the Cold-EEZE® cold remedy brand. The Company is retaining ownership of its manufacturing facility and manufacturing business in Lebanon, Pennsylvania, and its headquarters in Doylestown, Pennsylvania, as well as its dietary supplements product lines which are currently under development. As part of the transaction, the Company, through its wholly-owned subsidiary, Pharmaloz Manufacturing, Inc. (“PMI”), has entered into a manufacturing agreement with Mylan.

Ted Karkus, Chairman and Chief Executive Officer of the Company, stated, “We are very pleased to have successfully completed the sale of our Cold-EEZE® business to Mylan as planned. With this critical step now behind us, we are now ready to focus our resources on growing our PMI manufacturing business and TK Supplements® product line and to explore other opportunities outside of the consumer products industry.”

About the Company

ProPhase is a manufacturer, marketer and distributor of a diversified range of homeopathic and health care products that are offered to the general public. We are also engaged in the research and development of other potential over-the-counter (“OTC”) drugs and natural base health products, including supplements, personal care and cosmeceutical products, and intend to explore and evaluate opportunities outside of the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the launch of our new line of TK Supplements®, and our new product Legendz XL®. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(215) 345-0919 x 0